SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Soliciting Material Pursuant to §240.14a-12
Mercator Software, Inc.
(Name of Registrant as Specified In Its Charter)
Strategic Software Holdings, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Strategic Software Holdings Responds to Mercator Software, Inc.

Westport, CT, April 4, 2003—Strategic Software Holdings ("SSH") today responded to Mercator Software, Inc.'s (NASDAQ: MCTR) rejection of its proposal to acquire the company at a 40% premium to the closing price as of March 28, 2003.

Rodney Bienvenu, Chairman and CEO of SSH said, "Clearly, Mercator's management and Board are not thinking of a viable future for its customers and employees nor do they have any regard to maximizing value for shareholders. We put forth a serious proposal which we believe offers fair value to Mercator shareholders but management did not even discuss our proposal—they simply rejected it out of hand. We very much wanted to enter into a friendly approach but were thwarted each and every time. Their concerns center around whether or not we can get our proposal funded. However, they neglect to mention that we had offered to have our likely financing source meet with the outside Directors last week. This offer was summarily rejected by Mercator. Financing for the offer is not the problem here.

"They also base their rejection on the "risky" nature of our strategic plan for Mercator after SSH acquires it—even though only SSH will be subject to risk at that time. While I appreciate their concern for SSH's investors, I think they should be primarily concerned for the interests of their own shareholders.

"Similarly, their objections to the conditional nature of our proposal can be easily addressed since the conditions are largely based on anti-takeover measures Mercator has implemented that take choice out of the hands of the shareholders. Rather than criticize our plan, Mercator should articulate to its shareholders how it is going to arrest the company's slide.

"We are however gratified that the Board has hired an investment bank to review all options for the company. This is a move we recommended more than four months ago and will benefit all shareholders. If the Board is really interested in maximizing value for the shareholders, we are ready to meet with them and their advisors to address their concerns about financing the purchase price they apparently agree is fair. While we are disappointed that Mercator is not willing to work with us, we look forward to communicating this directly with shareholders."

About SSH

Strategic Software Holdings is an investment firm that makes equity investments and executes buyouts on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on the partners' extensive knowledge of all aspects of the enterprise software industry to execute high value strategic transactions and to achieve substantial risk adjusted returns for shareholders and portfolio companies. SSH makes equity investments for long-term appreciation, either through a controlling ownership of a company or by taking strategic minority ownership interests. SSH co-invests a significant portion of its capital in its investments and shares the risks of ownership with its investors.

SSH filed with the Securities and Exchange Commission a preliminary proxy statement relating to the solicitation of proxies with respect to the 2003 Mercator annual meeting of stockholders. SSH will file with the Commission, and will furnish to Mercator's stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. You may also access a copy of SSH's preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.savemercator.com. In addition, you may obtain a free copy of the definitive proxy statement

(when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A.

Some of the statements contained in this release may constitute "forward-looking statements," which for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Mercator could differ materially from those anticipated by these forward-looking statements. There can be no assurance that SSH or its nominees will succeed in their efforts to turn Mercator around.

For further information, please contact:

Media:	Brunswick	Lekha Rao / Wendel Carson	–212-333-3810
Investors:	Innisfree	Arthur Crozier / Peter Walsh	–212-750-5833